EXHIBIT 99.1


                   [LETTERHEAD OF UNITED NATURAL FOODS, INC.]


FOR IMMEDIATE RELEASE
January 12, 2004

                         UNITED NATURAL FOODS ANNOUNCES

             PRIMARY DISTRIBUTION AGREEMENT WITH WILD OATS MARKETS;

                        NOVATION OF SWAP AGREEMENTS; AND

                          UPDATES FISCAL 2004 GUIDANCE

Dayville, Connecticut - January 12, 2004 -- United Natural Foods, Inc. (Nasdaq:
UNFI) (the "Company") today announced that it has signed a five-year primary distribution agreement with Wild Oats Markets, Inc. (Nasdaq: OATS) ("Wild Oats"). A three-month transition period from Wild Oats' current primary distributor is expected, with the Company assuming primary distribution to Wild Oats' 102 natural foods stores by April 1, 2004.

"We are pleased to re-establish our primary distribution relationship with Wild Oats and are excited about the opportunities this agreement provides," commented Steven Townsend, Chair and Chief Executive Officer of the Company. "Our ability to reclaim this business is a testament to our hard work in servicing all of our customers' needs and further strengthens our position as the nation's premier distributor of natural and organic products. Additionally, the trust placed in us by the management of Wild Oats is recognition of the standard of excellence that we have established. We have carefully planned this transition with Wild Oats so as to provide them and our current customers with excellent service levels and support."

Novation of Swaps

The Company has also assigned and transferred all of its obligations of its two "ineffective" interest rate swaps to a third party at a cost of $5.3 million plus accrued interest. The swaps were originally entered into as a hedge against LIBOR interest rate movements. The first swap was entered into in October 1998 at a fixed rate of 5.00% on a notional amount of $60 million. The second swap was entered into in August 2001 at a fixed rate of 4.81% on a notional amount of $30 million. The changes in the fair value of these swaps, while in effect, have been accounted for by the Company on the Statement of Income each quarter as a special item, therefore no Income Statement effect will be recorded.

As a result of this transaction, the Company's revolving credit facility will bear interest at variable rate based on LIBOR. The Company expects this floating interest rate to be lower than the fixed rate under the swaps, which would result in a lower interest expense and an increase to earnings in the short term. However, an increase in the variable rate may increase the Company's interest expense and reduce earnings. The Company does not expect the payment to the third party in connection with the novation to negatively impact its ability to fund its current or expected future needs.

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Updated 2004 Guidance

The Company has updated its guidance for its fiscal year ending July 31, 2004 to reflect both the execution of the primary distribution agreement with Wild Oats and the novation of certain of its interest rate swap transactions.

The Company anticipates that its distribution relationship with Wild Oats will increase its fiscal 2004 net sales by approximately $50 million, and $150 million to $200 million in sales for fiscal 2005. The Company anticipates incurring a special charge of approximately $1.0 million over the second and third quarters of fiscal 2004, which relates to start-up and transition costs associated with implementing its distribution relationship with Wild Oats.

The Company anticipates revenues for the fiscal year ending July 31, 2004 in the range of $1.60 billion to $1.62 billion, representing growth of approximately 16% to 17% over fiscal 2003. The Company expects earnings per diluted share, excluding special items, in the range of $1.46 to $1.52 per share, representing growth of approximately 23% to 26% over fiscal 2003. The Company expects earnings per diluted share, including special items, in the range of $1.42 to $1.48 per share.

The Company's prior guidance for the fiscal year ending July 31, 2004 anticipated revenues in the $1.55 to $1.57 billion range and net income, excluding potential special items, in the range of $1.42 to $1.46 per diluted share.

Historically, interest rate swaps, distribution facility expansions and asset impairment charges (including goodwill) have been classified as special items. However, at this time the Company does not know the extent or significance of these items or whether the Company will in fact incur any of these items (other than the interest rate swaps) in fiscal 2004. The Company's guidance is based on a number of assumptions, which are subject to change and many of which are outside the control of the Company. If any of these assumptions vary, the Company's guidance may change. There can be no assurance that the Company will achieve these results.

                                About the Company

The Company carries and distributes over 32,000 products to more than 14,000 customers nationwide. The Company serves a wide variety of retail formats including conventional supermarket chains, natural product superstores and independent retail operators.

For more information on the Company, visit the Company's web-site at www.unfi.com.

AT THE COMPANY:               AT FRB|Weber Shandwick:

Rick D. Puckett               Joseph Calabrese        Susan Garland
Chief Financial Officer       General Information     Analyst Information
(860) 779-2800                (212) 445-8434          (212) 445-8458

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding the Company's business that are not historical facts are "forward-looking statements" that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, including but not limited to general business conditions, the impact of competition and the Company's dependence on principal customers, see "Risk Factors" in the Company's quarterly report on Form 10-Q filed with the Securities and Exchange Commission on December 12, 2003, and its other filings under the Securities Exchange Act of 1934, as amended. Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. The Company is not undertaking to update any information in the foregoing reports until the effective date of its future reports required by applicable laws. Any projections of future results of operations should not be construed in any manner as a guarantee that such results will in fact occur. These projections are subject to change and could differ materially from final reported results. The Company may from time to time update these publicly announced projections, but it is not obligated to do so.

Non-GAAP Results: To supplement its financial statements presented on a GAAP basis, the Company uses non-GAAP additional measures of operating results, net earnings and earnings per share adjusted to exclude special charges. The Company believes that the use of these additional measures is appropriate to enhance an overall understanding of its past financial performance and also its prospects for the future as these special charges are not expected to be part of the Company's ongoing business. The adjustments to the Company's GAAP results are made with the intent of providing both management and investors with a more complete understanding of the underlying operational results and trends and its marketplace performance. For example, these adjusted non-GAAP results are among the primary indicators management uses as a basis for its planning and forecasting of future periods. The presentation of this additional information is not meant to be considered in isolation or as a substitute for net earnings or diluted earnings per share prepared in accordance with generally accepted accounting principles in the United States.